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                                    FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                       AIRPORT SYSTEMS INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)
              ----------------------------------------------------

                 Kansas                                 48-1099142

(State of incorporation or organization)    (I.R.S. Employer Identification No.)

11300 West 89th Street, Overland Park, Kansas                  66214
(Address of principal executive offices)                     (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

              Title of each class                Name of each exchange on which
              to be so registered                Each class is to be registered

   Common Stock - par value $0.01 per share           American Stock Exchange

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.

     Securities Act registration statement file number to which this form relates:

                                 Not applicable
                                 (if applicable)


        Securities to be registered pursuant to Section 12(g) of the Act:
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                                      None

                                (Title of Class)



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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM 1.       DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

              The shares of Common Stock are not subject to redemption and do not have conversion or preemptive rights or sinking fund provisions. In the event of a liquidation of the Company, holders of Common Stock are entitled to receive, pro rata, all net assets of the Company. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors, in its discretion, out of funds legally available therefor. The terms of the Company's credit agreement prohibit the Company from paying dividends while any obligations are outstanding under such agreement. The holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders.

              Classified Board. The Articles of Incorporation ("Articles") divides the Board of Directors into three classes, as nearly equal in number as the number of directors permits. Directors in each class serve succeeding three-year terms. The directors serve staggered terms, with the term of one class expiring each year. Kansas law makes specific provision for classification of directors into a maximum of three classes.

              Classification of the Board of Directors may have the effect of making the removal of incumbent directors more time consuming and difficult, and, therefore, may have the effect of discouraging an unsolicited takeover attempt or any attempt to gain control of the Board of Directors through a proxy solicitation. This classification provision, however, could make it more difficult to change the majority of the directors for business reasons unrelated to a change of control, such as directors nonperformance. Any vacancy on the Board of Directors may be filled by vote of a majority of the directors then in office for the unexpired term of the vacant directorship. The classification provision of the Articles may be amended or repealed only by the affirmative vote of the holders of at least 67% of the outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors. Under Kansas law, any or all directors of a nonclassified board may be removed without cause by the unilateral action of the holders of a majority of the outstanding voting stock, but a director on the classified board may be removed under the Articles only for cause upon the vote of the holders of a majority of the outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors. Preventing removal of directors other than for cause may impede the sudden removal of directors, thereby making it more difficult to change the composition or take control of the Board of Directors.

              Other Bylaws and Articles Provisions. Under the Bylaws, stockholders are permitted to call a special meeting of the stockholders of the Company only by request of the holders of 67% of the outstanding capital stock entitled to vote generally in the election of directors. The Articles require the affirmative vote of not less than 67%


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              percent of the outstanding shares of the capital stock of the
              Company entitled to vote generally in the election of directors to amend, alter or repeal any provision regarding the number of and classification of directors and certain other provisions of the Articles.

              Control Share Acquisition Statute. The Kansas General Corporation Code imposes limitations on the voting rights of shares of capital stock of a Kansas corporation acquired in a "control share acquisition." The Kansas statute defines a "control share acquisition" as one which surpasses the 20%, 33-1/3% or 50% of outstanding stock levels, and requires a majority stockholder vote, both including and excluding shares owned by the acquiring person and officers and employee-directors of the issuing corporation, to accord voting rights to stock acquired in a control share acquisition. The statute also requires Kansas corporations to hold a special meting at the request of an actual or proposed control share acquiror, generally within 50 days after a request is made with the submission of an "acquiring person's statement," but only if the acquiring person gives an undertaking to pay the corporation's expense in calling a special meeting of the stockholders. In addition, unless the charter or bylaws provide otherwise, the statute gives the Kansas corporation, within certain time limitations, various redemption rights if there is a stockholder vote on the issue and the grant of voting rights is not approved, or an "acquiring person's statement" is not delivered to the Kansas corporation within 10 days following a control share acquisition. Moreover, unless the charter or bylaws provides otherwise, the statute provides that if before a control share acquisition occurs, voting rights are accorded to control shares which results in the acquiring person having a majority voting power, then minority stockholders have dissenters' rights. An acquisition of shares may be exempted from the control share statute provided that a charter or bylaw provision is adopted for such purpose prior to the control share acquisition. There are no such provisions in the Articles or Bylaws of the Company.

ITEM 2.           EXHIBITS.

         1 Specimen Certificate for Registrant's Common Stock (incorporated by reference to Exhibit 4.1 filed as part of Registration Statement No. 333-70970-FW filed by the Registrant on November 29, 1993).

         2 Articles of Incorporation of Airport Systems International, Inc., as amended, dated September 14, 1994 (incorporated by reference as Exhibit 3.2 pages 19-55 of the Company's Form 10-KSB filed July 31, 1995 with the Securities and Exchange Commission).

         3        Restated Bylaws of Airport Systems International, Inc.
                  (incorporated by reference to Exhibit 3.1 filed as part of Registration Statement 333-70970-FW filed by the Registrant on November 29, 1993).



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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                          AIRPORT SYSTEMS INTERNATIONAL, INC.


                                          By: /s/ Thomas C. Cargin
                                              ----------------------------------
                                              Thomas C. Cargin, Vice President-
                                              Finance and Administration
                                              (Duly authorized representative)

Date:  May 26, 1999






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